Exhibit 4.19

Execution Version

“CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS, WHICH ARE IDENTIFIED BY ***.”

LICENSE AGREEMENT

Effective as of September 30, 2007 (“EFFECTIVE DATE”), GENETIC TECHNOLOGIES LIMITED, having an office at 60 Hanover Street, Fitzroy, Victoria 3065, Australia (“GTG”) and BioSearch. Technologies Inc., having an office at 81 Digital Drive, Novato, California, 94949, USA (“LICENSEE”), agree as follows:

ARTICLE I

BACKGROUND

1.1                               GTG represents that it has certain proprietary and intellectual property rights pertaining to methods and processes used to extract gene discovery and diagnostic utility from the non-coding region of genomes.

1.2                               LICENSEE wishes to acquire a license under, and. to obtain access to GTG’s non-coding patents in order to distribute oligonuelcotides and probes to END USERS (defined below) and to allow END USERS to use same for such END USERS’ internal research purposes only (the “PURPOSE”).

1.3                               GTG is prepared to grant a non-exclusive license to LICENSEE under its non-coding patents, subject to the terms and conditions of this AGREEMENT.

ARTICLE II

GENERAL DEFINITIONS AND RELATIONSHIPS AMONG DEFINITIONS

2.1                               “AGREEMENT” means this document, its attachments, all addenda, schedules, exhibits, appendices, and any amendments to the foregoing.

2.2                               “CONFIDENTIAL INFORMATION” means any and all information which is disclosed by either party to the other verbally, electronically, visually, or in a written or other tangible form which is either identified or should be reasonably understood to be confidential or proprietary. CONFIDENTIAL INFORMATION includes, but is not limited to, the specific terms and/or conditions of this AGREEMENT, trade secrets, ideas, processes, formulas, programs, software, source of supply, technology, discoveries, developments, inventions, techniques, marketing plans, strategies, forecasts, unpublished financial  statements, prices, costs, and customer lists.

2.3                               “END USER” means a third party that (i) purchases LICENSED PRODUCTS (defined below) directly from a RESELLER (defined below) or directly from LICENSEE; and (ii) uses such LICENSED PRODUCTS for its own business purposes and not for the benefit of other parties.

2.4                               “FIELD OF USE” means all species and all genes.

2.5                               GTG and LICENSEE may sometimes hereinafter be collectively referred to as the “parties” and, individually as a “party” (as required by the context).

CONFIDENTIAL

2.6                               “LICENSED PATENT(S)” means the United States Patents listed in Appendix “A” attached to this AGREEMENT and all reissues, reexaminations, divisionals, continuations, continuations-in-part, substitutions, and extensions of the foregoing, applications therefor, and patents which may issue upon such applications, and foreign counterparts of the foregoing.

2.7                               “LICENSED PRODUCT(S)” means oligonucleotides and probes (i) manufactured by LICENSEE and (ii) sold under LICENSEE’s brand or name that but for the license granted herein would infringe or contribute to or induce the infringement of one or more claims of a LICENSED PATENT. For purposes of clarity, neither (i) co-branded products nor (ii) products sold under the brand or name of a third party shall be considered LICENSED PRODUCTS.

2.8                               “RESELLER” means a third party that purchases LICENSED PRODUCTS directly from LICENSEE for resale directly to END USERS.

2.9                               “TERRITORY” means worldwide.

2.10                         The words “hereof,” “herein” and “hereunder” and words of similar import when used in this AGREEMENT will refer to this AGREEMENT as a whole and not to any particular provision of this AGREEMENT and Article, Section and Subsection references are to this AGREEMENT unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this AGREEMENT, they will be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein will be equally- applicable to both the singular and plural forms of such terms.

ARTICLE III

RELEASE

3.1                               Subject to the licenses set forth herein, GTG agrees that, providing LICENSEE fully and faithfully discharges all obligations undertaken by LICENSEE in this AGREEMENT, including but not limited to the confidentiality obligations and the obligation to pay the license issue fee and, provided further, that this AGREEMENT is not terminated for LICENSEE’s breach of any term or condition hereof, GTG will release LICENSEE from all claims, demands, and rights of action which GTG may have as of the EFFECTIVE DATE on account of infringement of any LICENSED PATENT prior to the EFFECTIVE DATE. Failure of LICENSEE at any time to so discharge its obligations shall constitute a waiver of the benefits of this Section 3.1 and shall forthwith restore to GTG its full rights as they existed on the EFFECTIVE DATE.

ARTICLE IV

GRANT TO LICENSEE

4.1                               Subject to the terms and conditions of this AGREEMENT, GTG hereby grants and agrees to grant to LICENSEE, during the TERM (as defined below), a nonexclusive, non-transferable, paid-up, perpetual, irrevocable, license under the LICENSED PATENTS (without the right to sublicense) to:

4.1.1                      make and use LICENSED PRODUCTS in the FIELD OF USE throughout the TERRITORY solely for the PURPOSE;

4.1.2                      offer for sale and sell LICENSED PRODUCTS to END USERS in the FIELD OF USE throughout the TERRITORY solely for the PURPOSE; and

4.1.3                      offer for sale and sell LICENSED PRODUCTS to RESELLERS in the FIELD OF USE throughout the TERRITORY solely for the PURPOSE.

4.2                               The rights and licenses granted by GTG in this AGREEMENT are personal to LICENSEE. LICENSEE shall not assign or otherwise transfer any license or right granted hereunder or any interest therein without the prior written consent of GTG (which may be withheld in GTG’s sole and absolute discretion), except to a purchaser of all or substantially all of the business of LICENSEE to which this AGREEMENT relates, whether by merger, sale of stock, sale of assets or otherwise; provided, however that prior to the transfer of ownership such purchaser must expressly assume in writing LICENSEE’s obligations under this AGREEMENT and expressly acknowledges in writing that no products or services of such purchaser existing prior to the transfer of ownership shall be considered LICENSED PRODUCTS.

4.3                               The licenses granted in Section 4.1 are subject to the following:

4.3.1                      LICENSEE will not grant or purport to grant purchasers of LICENSED PRODUCTS rights under the LICENSED PATENTS.

4.3.2                      LICENSEE’s and RESELLERS’ contracts with END USERS of LICENSED PRODUCTS will affirmatively disclaim or otherwise clarify that the contract does not grant or otherwise provide to the END USER any rights or licenses under the LICENSED PATENTS, except to use the LICENSED PRODUCTS for internal research purposes only and not for the benefit of any third party.

4.3.3                      LICENSEE’s contract with RESELLERS of LICENSED PRODUCTS will affirmatively disclaim or otherwise clarify that the contract does not grant or otherwise provide to the RESELLER any rights or licenses under the LICENSED PATENTS, except to resell directly to END USERS for such END USERS’ internal research purposes only and not for the benefit of any third party.

4.4                               PRODUCT MARKING:

4.4.1                      LICENSEE and RESELLERS shall conspicuously mark any literature or other materials (in paper, electronic or other format) distributed with or about any LICENSED PRODUCTS in such a manner so as to clarify that (i) except as may be prohibited by applicable law, such LICENSED PRODUCTS may not be resold except by an authorized RESELLER; (ii) such LICENSED PRODUCTS are to be used only by END USERS for internal research purposes only and (iii) the purchase of such LICENSED PRODUCTS does not convey any rights or licenses (expressly or impliedly) to any rights under the LICENSED PATENTS except those explicitly provided in Section 4.1.

4.4.2                      The PARTIES agree to use their commercially reasonable best efforts to, within seven (7) business days, agree upon language for an insert, which will be distributed with LICENSED PRODUCTS, to inform END USERS regarding their limited rights to use the LICENSED PRODUCTS for internal research purposes only and not for the benefit of any third party.

4.5                               All rights not explicitly granted to LICENSEE are reserved by GTG. Not limiting the foregoing, LICENSEE acknowledges that it is not granted any rights to any other patents or other intellectual property rights of GTG or any third party.

ARTICLE V

CONSIDERATION

5.1                               As consideration for the licenses and rights granted by this AGREEMENT, LICENSEE agrees to pay to GTG a one-time, nonrefundable license issue fee of *** payable in eight (8) equal monthly installments as follows:

*** EFFECTIVE DATE; and

5.2                               The payment to GTG of the license issue fee and other payments that may be provided for in this AGREEMENT shall be free of and made without deduction of any taxes, charges, imposts, tariffs, duties, remittance fees and/or other assessments, including, without limitation all sales, use, goods, VAT, transfer, customs, stamp duty, excise, withholding, personal property and other applicable taxes and charges of any kind (“TAXES”), whether levied by federal, state, or municipal governments in the TERRITORY, or by other authorities, except for such income tax which may be expressly required by the laws of the governments in the TERRITORY to be paid for the account of GTG. The payment of any such income taxes levied upon or withheld from royalties, fees, compensations, or other payments due to GTG, and the filing of any information or tax returns with respect thereto, shall be the responsibility of and shall be borne by LICENSEE. GTG will cooperate to help LICENSEE minimize, in any lawful manner, the foregoing TAXES and will provide LICENSEE with reasonable assistance to enable LICENSEE to recover such TAXES as permitted by law.

5.3                               All payments by LICENSEE to GTG shall be sent by electronic wire transfer to:

Key Bank
#307070267
1130 Haxton Drive
Fort Collins, Colorado 80525
Account: Genetic Technologies Limited
Account Number: 76009 000 2576

5.4                               All fees payable hereunder by LICENSEE shall be made in United States Dollars (USD) and are payable to GTG’s successors, heirs, or assigns, as appropriate. When calculating the fees payable hereunder, the exchange rate to be used shall be the average of the USD exchange rate for the final ten (10) business days of the applicable quarter, published in (i) the Financial Times; or (if not available) (ii) the New York Times; or (if not available) (iii) the Wall Street Journal.

5.5                               LICENSEE agrees to pay interest of ten percent (10%) per year or the maximum rate allowed by law, whichever is less, on payments owed but not paid to GTG when due.

5.6                               LICENSOR agrees it will not grant a license after the EFFECTIVE DATE to a direct market competitor of LICENSEE on more favorable terms. A license will be deemed to be On more favorable terms if and only if such license includes substantially similar or broader non-financial terms (such as, territory, field of use, licensed patents, covenants and scope of the grant) as this AGREEMENT on more favorable financial terms (taking into account, interalia, payment terms, the effective royalty rate and any other consideration associated with such license) than this AGREEMENT. A company will be deemed to be a direct market competitor of LICENSEE if and only if such company on the effective date of such license (i) competes with LICENSEE in relation to LICENSED PRODUCTS in a common geographical area; (ii) employs related technologies to LICENSEE in connection with manufacturing and developing LICENSED PRODUCTS; and (iii) competes with LICENSEE in the same market segment.

5.7                               MATERIAL BREACH: Breach of any provision of this Article V or part thereof shall be deemed a material breach.

ARTICLE VI

WAIVER

6.1                               No waiver by either party, express or implied, of any breach of any term, condition, or obligation of this AGREEMENT by the other party shall be construed as a waiver of any subsequent breach of that term, condition, or obligation, or of any other term, condition, or obligation of this AGREEMENT of the same or different nature.

ARTICLE VII

TERM AND TERMINATION OF AGREEMENT

7.1                               This AGREEMENT shall commence on the EFFECTIVE DATE and shall remain in effect on a country-by-country basis until the last to expire of the LICENSED PATENTS (“TERM”), unless terminated earlier as provided below.

7.2                               Either party shall have the right to terminate this AGREEMENT upon any material breach of any term or condition of this AGREEMENT by the other party, which has not been corrected within thirty (30) days after receipt of a notice in writing with reference to this Section 7.2 and such termination shall be without prejudice to any other rights or claims the aggrieved party may have against the other party. Termination shall not affect any obligation owed by LICENSEE to GTG prior to the termination.

7.3                               GTG shall have the right to terminate this AGREEMENT in the event that LICENSEE shall become involved in insolvency, dissolution, bankruptcy, or receivership proceedings affecting the operation of its business, or in the event that LICENSEE discontinues business for any reason.

7.4                               In the event of termination of this AGREEMENT all rights granted to LICENSEE hereunder shall revert to GTG.

7.5                               SURVIVAL: Articles II, VIII, X, XI, and all payment obligations incurred prior to termination or expiration shall survive the termination or expiration of this AGREEMENT.

ARTICLE VIII

CONFIDENTIALITY, PUBLICITY AND PRESS RELEASES

8.1                               LIMITATIONS ON USE AND DISCLOSURE: The parties agree that the terms and conditions set forth in this AGREEMENT are CONFIDENTIAL INFORMATION. The CONFIDENTIAL INFORMATION disclosed by either party (“DISCLOSING PARTY”) to the other party (“RECEIVING PARTY”) constitutes the confidential and proprietary information of the DISCLOSING PARTY and the RECEIVING PARTY agrees to treat all CONFIDENTIAL INFORMATION of the other in the same manner as it treats its own similar proprietary information, but in no case will the degree of care be less than reasonable care. The RECEIVING PARTY shall use CONFIDENTIAL INFORMATION of the DISCLOSING PARTY only in performing under this AGREEMENT and shall retain the CONFIDENTIAL INFORMATION in confidence and not disclose to any third party (except as authorized under this AGREEMENT) without the DISCLOSING PARTY’S express written consent. The RECEIVING PARTY shall disclose the DISCLOSING PARTY’s CONFIDENTIAL INFORMATION only to those employees and contractors of the RECEIVING PARTY who have a need to know such information for the purposes of this AGREEMENT, and such employees and contractors must have entered into agreements with the RECEIVING PARTY containing confidentiality provisions covering the CONFIDENTIAL INFORMATION, with terms and conditions at least as restrictive as those set forth herein. Notwithstanding the foregoing, each party’s confidentiality obligations hereunder shall not apply to information which as evidenced by written records:

8.1.1                      is already known to the RECEIVING PARTY without an obligation of confidentiality prior to disclosure by the DISCLOSING PARTY;

8.1.2                      is or becomes publicly available without fault of the RECEIVING PARTY;

8.1.3                      is rightfully obtained by the RECEIVING PARTY from a third party without restriction as to disclosure, or is approved for release by written authorization of the DISCLOSING PARTY;

8.1.4                      is developed independently by the RECEIVING PARTY without use of or access to the DISCLOSING PARTY’s CONFIDENTIAL INFORMATION.

8.2                               PERMITTED USE AND DISCLOSURE: Each party hereto is permitted to disclose this AGREEMENT and use or disclose the CONFIDENTIAL INFORMATION disclosed to it by the other party:

8.2.1                      To the extent such use or disclosure is reasonably necessary in connection with complying with stock exchange rules.

8.2.2                      To its legal and/or financial advisors, provided such advisors maintain the confidentiality of this AGREEMENT.

8.2.3                      To the extent such use or disclosure is reasonably necessary to enforce its rights under this AGREEMENT in connection with a legal proceeding or as required to be disclosed by law or governmental regulation.

8.2.4                      To the extent such use or disclosure is reasonably necessary in connection with prosecuting or defending litigation, complying with applicable law, court order, submitting information to tax or other governmental authorities, or otherwise exercising its rights hereunder,

8.2.5                      In the instances set forth in Sections 8.2.3 or 8.2,4, the RECEIVING PARTY shall provide reasonable advance written notice to DISCLOSING PARTY of such disclosure and reasonably cooperate with the DISCLOSING PARTY in limiting such disclosure.

8.3                               PERMITTED USE AND DISCLOSURE: GTG is permitted to disclose terms and conditions of this AGREEMENT if the scope of this AGREEMENT has been mischaracterized to a customer and/or prospective customer of the LICENSEE, but only to the extent necessary to correct such mischaracterization.

8.4                               PUBLICITY AND PRESS RELEASES: The parties shall mutually agree upon and jointly issue. Within seven (7) days of the EFFECTIVE DATE or as soon as reasonably practical thereafter, one or more appropriate media/press releases with regard to the existence of this AGREEMENT and recognizing the LICENSEE as an authorized commercial manufacturer and supplier of oligonucleotides under the LICENSED PATENTS. Neither party shall issue any other press releases relating to this AGREEMENT without prior written approval of the other party; provided however, that:

8.4.1                      Each party shall be permitted to post a copy of, provide a link on its web site to or otherwise summarize any permitted disclosures made under this AGREEMENT;

8.4.2                      GTG shall be able to disclose to other licensees and/or prospective licensees the identity of LICENSEE and the existence of this AGREEMENT; and

8.4.3                      LICENSEE shall be able to disclose to customers and/or prospective customers the identity of GTG and the existence of this AGREEMENT.

ARTICLE IX

NOTICE

9.1                               Any notice, request or statement hereunder shall be deemed to be sufficiently given or rendered when personally delivered, delivered by a major commercial rapid delivery courier service or mailed by certified or registered mail, return receipt requested, and if given or rendered to LICENSEE, addressed to:

Ronald M. Cook, Ph.D.
President/CEO
Biosearch Technologies, Inc.
81 Digital Drive, Novato, CA 94949
Ph: +1 (415) 883-8400
Fax:    (415) 883-8488

or, if given or rendered to GTG, addressed to:

Dr. Mervyn Jacobson Licensing Consultant
Genetic Technologies Limited
60 Hanover Street
Fitzroy, Victoria
3065 Australia
Ph: +61 419 657 915
Fax: +1 (970) 484-6698

with a copy to:

Michael A. DeSanctis, Esq.
Hamilton, DeSanctis Cha, LLP
225 Union Blvd., Ste. 305
Lakewood, CO 80228
USA
Ph: +1 (303) 284-5103
Fax: +1 (303) 362-0575

or, in any case, to such changed address or person as GTG or LICENSEE shall have specified to the other by written notice.

ARTICLE X

REPRESENTATIONS AND WARRANTIES

10.1                         GTG represents and warrants that it has the foil right, power, and authority to enter into and perform its obligations under this AGREEMENT and grant to LICENSEE the license and other rights as set forth herein, and there arc no outstanding agreements, grants, licenses, encumbrances, liens, or agreements, either written or implied, inconsistent therewith or pursuant to which this AGREEMENT or the parties’ performance hereunder would violate, breach, or cause a default.

10.2                         GTG represents and warrants that the execution, delivery, and performance of this AGREEMENT have been duly authorized by all necessary corporate actions on the part of GTG.

10.3                         LICENSEE represents and warrants that it has the full right, power, and authority to enter into and perform its obligations under this AGREEMENT, and there are no outstanding agreements, grants, licenses, encumbrances, liens, or agreements, either written or implied, inconsistent therewith or pursuant to which this AGREEMENT or the parties’ performance hereunder would violate, breach, or cause a default.

10.4                         LICENSEE represents and warrants that the execution, delivery, and performance of this AGREEMENT have been duly authorized by all necessary corporate actions on the part of LICENSEE.

10.5                         INDEMNIFICATION: 10.5.1

10.5.1                BY LICENSEE:

10.5.1.1                                                       LICENSEE agrees to hold GTG harmless from any claims by third parties arising from the manufacture, use, sale, importation, or other disposition of LICENSED PRODUCTS by LICENSEE. LICENSEE shall indemnify, hold harmless, and defend GTG, and GTG’s SUBSIDIARIES, affiliates, officers, directors, representatives, employees, or agents against any and all claims, causes of action, demands, judgments, settlements, expenses, or losses including, but not limited to, reasonable attorneys’ fees and court costs arising out of or in connection with: (i) the design, development, manufacture, use, sale, packaging, distribution, or shipment of LICENSED PRODUCTS; (ii) any breach by LICENSEE of any representation, warranty, or covenant hereunder, or (iii) the failure of LICENSEE to perform any covenants or obligations contained in this AGREEMENT.

10.5.1.2                                                       LICENSEE shall be liable to GIG with respect to any amounts, fines, or penalties arising out of or resulting from any failure, delay or error in discharging the obligations of Section 5.2.

10.5.2                BY GTG: GTG shall indemnify, bold harmless, and defend LICENSEE, and LICENSEE’ s affiliates, officers, directors, representatives, employees, or agents against any and all claims, causes of action, demands, judgments, settlements, expenses, or losses including, but not limited to, reasonable attorneys’ fees and court costs arising out of or in connection with; (i) any breach by GIG of any representation, warranty, or covenant hereunder, or (ii) the failure of GTG to perform any covenants or obligations contained in this AGREEMENT.

10.5.3                The indemnifying party’s indemnification obligations under this Section 10.5 arc conditioned upon the indemnified party (i) giving prompt notice of the claim to the indemnifying party; (ii) granting sole control of the defense or settlement of the claim or action to the indemnifying party; and (iii) providing reasonable cooperation to the indemnifying party and, at the indemnifying party’s request and expense, assistance in the defense or settlement of the claim.

10.6                         DISCLAIMER OF WARRANTIES:

10.6.1                EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY EXPRESSLY DISCLAIMS, TO THE EXTENT ALLOWED BY APPLICABLE LAW, ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE (EVEN IF INFORMED OF SUCH PURPOSE), NO INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.

10.6.2                EXCEPT AS EXPRESSLY SET FORTH HEREIN, LICENSEE AGREES THAT THE LICENSED PATENTS ARE PROVIDED “AS IS,” AND THAT GTG MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE PERFORMANCE OR SALE OF LICENSED PRODUCTS INCLUDING THEIR. SAFETY, EFFECTIVENESS, OR COMMERCIAL VIABILITY. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, GTG ADDITIONALLY DISCLAIMS ALL OBLIGATIONS AND LIABILITIES FOR DAMAGES WHICH ARISE OUT OF OR RESULT FROM THE PERFORMANCE OR SALE OF LICENSED PRODUCTS. LICENSEE ASSUMES ALL RESPONSIBILITY AND LIABILITY FOR LOSS OR DAMAGE CAUSED BY PERFORMANCE OR SALE OF LICENSED PRODUCTS.

10.7                         LIMITATION OF LIABILITY: EXCEPT FOR BREACH OF PAYMENT TERMS UNDER ARTICLE V OR FOR LIABILITY FOR BREACH OF ARTICLE VIII, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER. GTG SHALL NOT BE LIABLE FOR ANY AMOUNTS IN EXCESS OF THE TOTAL AMOUNTS PAID TO GTG BY LICENSEE HEREUNDER.

10.8                         Nothing contained in this AGREEMENT shall be construed as:

10.9                         a warranty or representation by GTG as to the validity, enforceability or scope of any LICENSED PATENT; or

10.10                   a warranty or representation that any manufacture, sale, lease, use or other disposition hereunder will be free from infringement of patents other than those under which and to the extent to which licenses are in force hereunder; or

10.11                   an agreement to bring or prosecute actions or suits against third parties for infringement or conferring any right to bring or prosecute actions or suits against third parties for infringement; or

10.12                   conferring any right to use by either party, in advertising, publicity, or otherwise, any trademark, trade name or name, or any contraction, abbreviation or simulation thereof, of the other party; or

10.13                   conferring by implication, estoppel or otherwise, upon LICENSEE, any license or other right under any intellectual property or patent, except that expressly granted hereunder,

ARTICLE XI

MISCELLANEOUS

11.1                         PRODUCT LITERATURE: LICENSEE and RESELLERS will prominently display on any literature or other materials (in paper, electronic or other format) distributed with or about any LICENSED PRODUCT, a notice indicating that the LICENSED PRODUCT is provided pursuant to a license from GTG under the LICENSED PATENTS, which patents are owned by GTG.

11.2                         COPIES OF LITERATURE: LICENSEE will provide GTG with copies of literature, bulletins, and other customer materials, such as copies of web pages or other electronic information used in connection with LICENSED PRODUCTS prior to the public release of such information.

11.3                         NO ASSISTANCE TO THIRD PARTIES: Except as required by law or court order, LICENSEE; for itself, its successors and assigns, will not contest (or knowingly assist another to contest) the validity or enforceability of the LICENSED PATENTS or GTG’s ownership interests thereto.

11.4                         CONSTRUCTION: This AGREEMENT has been negotiated by the parties and their respective counsel. This AGREEMENT shall be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either party. This AGREEMENT shall not be construed in favor or against either party by reason of the authorship of any provisions hereof The existence or absence of any term or condition of this AGREEMENT shall not be used in the construction or interpretation of any other agreement between the parties. The existence or absence of any term or condition of any other agreement between the parties shall not be used in the construction or interpretation of this AGREEMENT.

11.5                         NOTICE REGARDING INFRINGEMENT: LICENSEE shall promptly notify GTG of any third party that it reasonably believes to be infringing a LICENSED PATENT, and will use reasonable efforts to provide to GTG any non-confidential information it has in support of such belief. LICENSEE agrees to use its commercially reasonable best efforts to cooperate, at GTG’s expense, with GTG in any action for infringement of a LICENSED PATENT brought by GTG against a third party.

11.6                         MARKINGS: LICENSEE shall use markings as GTG may reasonably request from time to time, including, but not limited to, marking the LICENSED PRODUCTS and/or documentation related thereto with patent number(s).

11.7                         MODIFICATION: This AGREEMENT sets forth the entire agreement and understanding between the parties as to the subject matter of this AGREEMENT and merges all prior discussions between the parties, and no one of the parties shall be bound by any modification of this AGREEMENT, or by any conditions, definitions, warranties, or representations with respect to the subject matter of this AGREEMENT, other than as expressly provided for herein, or as duly set forth on or subsequent to the EFFECTIVE DATE in writing and signed by duly authorized representatives of the party to be bound thereby.

11.8                         CHOICE OF LAW: This AGREEMENT and matters connected with the performance thereof shall be construed, interpreted, applied and governed in all respects in accordance with the laws of the State of Colorado (excluding conflicts of laws) and of the United States.

11.9                         FORUM SELECTION: The exclusive venue for any controversy or claim arising out of or in connection with this AGREEMENT shall be Denver County, Colorado and the parties hereto submit and consent to jurisdiction and venue in Denver County, Colorado, except to the extent preempted by federal jurisdiction in which case such jurisdiction shall be in the Federal courts of Colorado.

11.10                   DISPUTE RESOLUTION:

11.10.1                                  Notwithstanding Section 11.9 above, other than injunctive relief or pre-award attachment of assets which may, but need not be, pursued in a court of Jaw, the parties agree that, in the event of any difference, dispute or question, arising from this AGREEMENT, the parties will endeavor to settle such matters amicably between themselves in good faith. Should the parties be unable to do so within a period of thirty-five (35) working days, except as provided for elsewhere herein, the matter shall be promptly submitted to arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court in Colorado having jurisdiction thereof. This arbitration agreement shall not apply to any controversy or claim involving an issue of the infringement, validity, or enforceability of any patent. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, to the exclusion of any provisions of state law inconsistent therewith or which would produce a different result.

11.10.2                                  A single arbitrator who is (i) fluent in written and spoken English; and (ii) skilled and experienced in technology licensing shall be selected by agreement between the parties. If the parties fail to agree on an arbitrator, a single arbitrator shall be selected in accordance with the procedures set forth in the Arbitration Rules. The arbitrator shall render a final award in accordance with the substantive law of the State of Colorado, excluding the conflicts provisions of such law.

11.10.3                                  The arbitrator shall be fully compensated in accordance with his or her normal hourly or per diem rates for all time spent in connection with the arbitration proceeding. Pending a final award, the arbitrator’s compensation and expenses shall be advanced equally by the parties.

11.10.4                                  The parties may request a court for interim or provisional relief, and any such request shall not be deemed incompatible with the agreement to arbitrate or as a waiver of that agreement.

11.10.5                                  In no event will the arbitrator have the power to include any element of punitive damages or incidental or consequential damages in the arbitration award.

11.10.6                                  Notwithstanding the foregoing or anything to the contrary herein, either party may seek and obtain an injunction or other appropriate relief from a court to preserve the status quo with respect to any matter pending conclusion of the arbitration proceeding or to enforce or protect any of its intellectual property rights.

11.11                   EQUITABLE REMEDIES: LICENSEE acknowledges that its failure to perform any of the material terms or conditions of this AGREEMENT may result in immediate and irreparable damage to GTG, LICENSEE also acknowledges that there may be no adequate remedy at all for such failures and that in the event thereof, GIG shall be entitled to equitable relief in the nature of an injunction, pre-award attachment of assets, and/or other equitable remedies.

11.12                   ATTORNEYS’ FEES: Upon resolution of any claim or controversy arising under this AGREEMENT, the prevailing party shall be awarded its reasonable attorneys’ fees and costs in addition to any other amount awarded.

11.13                   NON-DISPARAGEMENT: Neither LICENSEE nor LICENSOR shall make any disclosures, issue any statements or otherwise cause to be disclosed any information, statement, press release or other public disclosure, whether oral, written, express or implied, which disparages, defames, criticizes, slanders, or libels, or denigrates the other party, its shareholders, officers, directors, or employees, any aspect of the management, policies, operations, practices, or decisions of the other party, the LICENSED PATENTS, this AGREEMENT, or GTG’s patent licensing activities (“STATEMENTS”). Additionally, neither LICENSEE nor LICENSOR shall permit its officers, directors or employees to issue any such STATEMENTS.

11.14                   INDEPENDENT BUSINESS: The parties acknowledge that their business operations are completely independent and neither party shall at any time hold itself out as an agent or representative of the other party. No partnership, joint venture, or other relationship shall be deemed to exist by virtue of this AGREEMENT.

11.15                   INDEPENDENT TERMS: All the terms of this AGREEMENT shall be independent and unconditional so that the performance of any one term shall not be subject to any set off or counterclaim.

11.16                   SEVERABILITY: In the event any clause or term of this AGREEMENT is  determined to be void, invalid, or unenforceable, the clause shall be reformed to the extent necessary in order to overcome the limitation and as revised this AGREEMENT shall remain in full force and effect.

11.17                   HEADINGS: The headings contained within this AGREEMENT are for convenience and reference purposes only. They do not form a part hereof and shall not affect the meaning or interpretation of this AGREEMENT.

11.18                   FURTHER ASSURANCES: The parties hereto shall execute such further documents and perform such further acts as may be necessary to comply with the terms of this AGREEMENT and consummate the transactions herein provided.

11.19                   FORCE MAJEURE: Neither party shall be held responsible if the fulfillment of any terms or provisions of this AGREEMENT are delayed or prevented by wars, revolutions, fires, floods, acts of God, acts of terrorism whether actual or threatened, or other causes similar to those enumerated and not within the control of the party whose performance is interfered with, and which by the exercise of reasonable diligence, the party is unable to prevent.

11.20                   COUNTERPARTS: This AGREEMENT may be executed in counterparts (and evidenced by facsimile signatures), each of which will be deemed an original and all of which together constitute one instrument.

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IN WITNESS WHEREOF, the parties hereto have caused their authorized representatives to execute this AGREEMENT.

GTG	LICENSEE:

GENETIC TECHNOLOGIES LIMITED	BIOSEARCH TECHNOLOGIES INC.

By	By

Printed Name / Date	Printed Name / Date

Title	Title